Exhibit 99.1

Dendreon Announces Leadership Transition

John H. Johnson to Step Down as Chairman, President and CEO; Douglas G. Watson Elected Chairman

SEATTLE, June 9, 2014 – Dendreon Corporation (Nasdaq: DNDN) today announced that John H. Johnson has informed the Board of Directors of his plans to step down as president and chief executive officer for personal reasons. Mr. Johnson has resigned from the Board, effective June 3, 2014, and the Board has elected Douglas G. Watson, Dendreon’s lead independent director, as chairman of the Board.

Dendreon’s Board is working with an executive search firm to help identify Mr. Johnson’s successor. Mr. Johnson will serve as chief executive officer until August 15, 2014.

“On behalf of the Board, I would like to thank John for his leadership, dedication, and passion for helping prostate cancer patients live longer and better lives through PROVENGE,” said Mr. Watson. “While serving as chief executive officer, John has made many significant contributions to Dendreon and driven important strategic initiatives to help reposition the Company, including launching a new commercial strategy, gaining marketing authorization in the European Union, increasing manufacturing efficiencies, significantly lowering costs, and advancing our clinical pipeline.”

“I want to thank the team for all that they have accomplished over the past two years in the face of significant challenges,” said Mr. Johnson. “I first joined Dendreon because of my admiration for the Company as a pioneer in immunotherapy and because of my belief in the power of PROVENGE as a personalized cancer treatment. That belief still holds true today. While now is the right time personally for me to transition from my leadership role, I am confident that PROVENGE will continue to be an important treatment option to help patients in their fight against cancer. Dendreon has some of the most passionate and dedicated employees in the industry, and I know they will remain focused on the Company’s important mission.”

Mr. Watson has served as one of Dendreon’s independent directors since February 2000. He is chief executive officer of Pittencrieff Glen Associates, a consulting firm that he founded in 1999. Prior to that, Mr. Watson’s career spanned 33 years with Geigy/Ciba-Geigy/Novartis, during which time he held a variety of positions in the UK, Switzerland and the U.S. Mr. Watson was president of Ciba U.S. Pharmaceuticals Division from 1986-1996, when he was appointed president and chief executive officer of Ciba-Geigy U.S. Corporation. Mr. Watson also served as president and chief executive officer of Novartis U.S. Corporation from 1997-1999. Mr. Watson currently serves as chairman of OraSure Technologies, Inc. and is a director of Wright Medical Group, Inc.

About Dendreon

Dendreon Corporation is a biotechnology company whose mission is to target cancer and transform lives through the discovery, development, commercialization and manufacturing of novel therapeutics. The Company applies its expertise in antigen identification, engineering and cell processing to produce active cellular immunotherapy (ACI) product candidates designed to stimulate an immune response in a variety of tumor types. Dendreon’s first product, PROVENGE® (sipuleucel-T), was approved by the U.S. Food and Drug Administration (FDA) in April 2010. Dendreon is exploring the application of additional ACI product candidates and small molecules for the potential treatment of a variety of cancers. The Company is headquartered in Seattle, Washington, and is traded on the NASDAQ Global Market under the symbol DNDN. For more information about the Company and its programs, visit http://www.dendreon.com/.

Statements in this press release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to, statements regarding a successor chief executive officer, and the future success of PROVENGE and our clinical pipeline. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause Dendreon’s actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to, whether we are able to identify and successfully recruit a successor chief executive officer; our inability to achieve and sustain commercial success for PROVENGE; the identification of efficacy, safety or other issues with PROVENGE; a slower than anticipated adoption by treating physicians of PROVENGE for the treatment of patients with advanced prostate cancer for a variety of reasons, including competing therapies, instability in our sales force, the risk that we cannot replace vacant sales positions on a prompt basis, perceived difficulties in the treatment process, delays in obtaining reimbursement or for other reasons; any promotional limitations imposed by the FDA or the EU on our ability to commercialize and market PROVENGE; unexpected difficulties and costs associated with the rapid expansion of our commercial operations to support the commercial launch of PROVENGE; the impact of competing therapies on sales of PROVENGE, the failure to achieve reimbursement approvals in Europe, manufacturing or quality difficulties, the dilution or other effects resulting from capital raising or debt restructuring transactions, disruptions or delays and other factors discussed in the “Risk Factors” section of Dendreon’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014. All forward-looking statements are qualified in their entirety by this cautionary statement. Dendreon is providing this information as of the date of this press release and does not undertake any obligation to update any forward-looking statements contained in this release as a result of new information, future events or otherwise.

CONTACT:

Dendreon Corporation

Corporate Communications

Lindsay Rocco

media@dendreon.com